Exhibit 99.1

Myomo Third Quarter 2021 Financial Results Feature Record Revenue

Revenue of $4.4 million up 128% over prior year, up 159% year-to-date

Gross margin of 75% up 1,900 basis points over prior year

Backlog increased to 177 units

Conference call begins at 4:30 p.m. Eastern time today

BOSTON, Mass. (November 10, 2021) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three and nine months ended September 30, 2021.

Financial and operational highlights for the third quarter of 2021 include the following (all comparisons are with the third quarter of 2020, unless otherwise noted):

•	Revenue was $4.4 million, up 128% and representing the highest quarterly revenue in the Company’s history

•	Revenue from the direct billing channel was a record 85% of total revenue, up from 74% in the second quarter of 2021

•	Revenue units were 102, up 100% including 37 units where orders and insurance authorizations were received during the quarter

•	Gross margin was 75%, up 1,900 basis points

•	Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was a record 177 units as of September 30, 2021, up 11% from June 30, 2021

•	Orders and insurance authorizations were for 133 patients to receive a MyoPro®

•	The reimbursement pipeline as of September 30, 2021 consisted of 920 MyoPro candidates, including 331 additions to the pipeline during the third quarter

Management Commentary

“We are proud to be reporting both the highest quarterly revenue and the highest direct billing channel revenue in the Company’s history. These achievements demonstrate the continued success of our transition to being a direct provider of the MyoPro to our patients,” stated Paul R. Gudonis, Myomo’s chairman and chief executive officer. “Our focus is on growing the pipeline and backlog to position the Company for a strong start to 2022, while remaining ever mindful of our mission to improve the lives of people with upper-limb paralysis.”

Financial Results

	For the Three Months Ended September 30,		Period-to-Period Change		For the Nine Months Ended September 30,		Period-to-Period Change
	2021	2020	$	%	2021	2020	$	%
Revenue	$4,383,957	$1,926,660	$2,457,297	128%	$9,824,740	$3,793,395	$6,031,345	159%
Cost of revenue	1,110,204	855,338	254,866	30%	2,634,922	1,592,851	1,042,071	65%

Gross profit	$3,273,753	$1,071,322	$2,202,431	206%	$7,189,818	$2,200,544	$4,989,274	227%

Gross margin	75%	56%		19%	73%	58%		16%

Revenue for the third quarter of 2021 was $4.4 million, an increase of 128% compared with the third quarter of 2020. Growth was driven by an increase in the number of revenue units and a higher average selling price. Myomo recognized revenue on 102 units in the third quarter of 2021, an increase of 100% compared with the third quarter of 2020. Year-to-date revenue of $9.8 million was up 159% compared with the same period a year ago.

Gross margin for the third quarter of 2021 was 75%, compared with 56% for the third quarter of 2020. Margin expansion primarily reflects a higher average selling price and improved fixed cost coverage resulting from higher unit volume. The Company delivered 108 units to patients in the third quarter. Year-to-date gross margin was 73%, compared with 58% in the year-ago period.

Operating expenses for the third quarter of 2021 were $5.3 million, an increase of 47% compared with the third quarter of 2020. This increase was driven by higher clinical and reimbursement headcount and higher advertising costs to generate more leads and additions to the pipeline. Operating expenses for the first nine months of 2021 were $14.8 million, an increase of 34% compared with the same period a year ago.

Operating loss for the third quarter of 2021 decreased to $2.0 million from $2.5 million for the third quarter of 2020. Net loss for the third quarter of 2021 was $2.1 million, or $0.36 per share, compared with a net loss of $2.8 million, or $0.70 per share, for the third quarter of 2020. Net loss available to common stockholders for the first nine months of 2021 was $7.6 million, or $1.38 per share, compared with $10.5 million, or $3.63 per share, for the comparable period in 2020. Net loss available to common stockholders for the first nine months of 2020 included a deemed dividend of $0.7 million related to the repricing of certain warrants.

Adjusted EBITDA1 for the third quarter of 2021 was negative $1.7 million, compared with negative $2.3 million for the third quarter of 2020. Adjusted EBITDA for the first nine months of 2021 was negative $6.7 million, compared with negative $8.3 million for the same period a year ago. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Liquidity

Cash and cash equivalents as of September 30, 2021 were $12.6 million. Cash used in operating activities was $2.2 million in the third quarter of 2021. The Company continues to believe its existing cash is sufficient to fund operations for at least the next 12 months.

Business Outlook

“While we expect to report strong year-over-year revenue growth for 2021, we face some short-term challenges in the fourth quarter. Although there are a record number of units in backlog, a temporary labor shortage at one of our subcontractors constrained capacity and deliveries in the early part of the quarter,” said Mr. Gudonis. “Capacity at that subcontractor has returned to nearly normal, but it will be difficult to make up all the delayed shipments by the end of the year. Therefore, those deliveries and associated revenue may be realized in early 2022. In addition, we are appealing a number of recent claim denials after receipt of a pre-authorization and delivery to the patient. As a result of these factors, it is difficult to forecast revenue for the fourth quarter.”

[1]

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss on extinguishment of debt.

Conference Call and Webcast Information

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call here. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the start of the call. Those without internet access or unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until November 24, 2021; please dial 877-344-7529 (U.S.) or 412-317-0088 (International) and provide the passcode 1016253.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss of extinguishment of debt. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for revenues in the first quarter, its current authorization backlog and its cash runway and capital requirements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•

the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;

•	our ability to continue normal operations and patient interactions in order to cast, deliver and fit our custom-fabricated device;

•	our marketing and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our product development programs, and;

•	general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$4,383,957	$1,926,660	$9,824,740	$3,793,395
Cost of revenue	1,110,204	855,338	2,634,922	1,592,851

Gross profit	3,273,753	1,071,322	7,189,818	2,200,544
Operating expenses:
Research and development	641,228	345,666	1,769,739	1,250,430
Selling, general and administrative	4,662,796	3,270,757	12,982,413	9,766,189

	5,304,024	3,616,423	14,752,152	11,016,619

Loss from operations	(2,030,271)	(2,545,101)	(7,562,334)	(8,816,075)
Other expense (income)
Change in fair value of derivative liabilities	—	(888)	—	(122,706)
Interest (income) expense and other expense, net	4,055	29,915	10,193	254,039
Non-cash interest expense, debt discount	—	12,135	—	218,803
Loss on extinguishment of debt	—	189,155	—	696,436

	4,055	230,317	10,193	1,046,572

Loss before income taxes	(2,034,326)	(2,775,418)	(7,572,527)	(9,862,647)
Income tax expense	22,696	1,153	66,604	2,851

Net loss	$(2,057,022)	$(2,776,571)	$(7,639,131)	$(9,865,498)
Deemed dividend on repricing of warrants (2019 revised)	—	—	—	(670,632)

Net loss attributable to common stockholders	$(2,057,022)	$(2,776,571)	$(7,639,131)	$(10,536,130)

Weighted average number of common shares outstanding:
Basic and diluted	5,681,121	3,940,113	5,530,259	2,901,398

Net loss per share attributable to common stockholders
Basic and diluted	$(0.36)	$(0.70)	$(1.38)	$(3.63)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$12,606,758	$12,241,261
Accounts receivable, net	2,215,696	924,916
Inventories, net	644,138	707,114
Prepaid expenses and other current assets	994,137	572,684

Total Current Assets	16,460,729	14,445,975
Equipment, net	302,110	95,023
Operating lease assets with right of use	696,345	168,784

Total Assets	$17,459,184	$14,709,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	3,420,654	2,848,904
Current operating lease liability	301,878	18,289
Deferred revenue	—	2,512

Total Current Liabilities	3,722,532	2,869,705
Deferred revenue	1,495	1,495
Non-current operating lease liability	474,188	155,148
Other long-term liabilities	113,423	118,060

Total Liabilities	4,311,638	3,144,408

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	584	457
Additional paid-in capital	88,492,959	79,273,964
Accumulated other comprehensive loss	(10,509)	(12,690)
Accumulated deficit	(75,329,024)	(67,689,893)
Treasury stock, at cost	(6,464)	(6,464)

Total Stockholders’ Equity	13,147,546	11,565,374

Total Liabilities and Stockholders’ Equity	$17,459,184	$14,709,782

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30,	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,639,131)	$(9,865,498)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	95,238	79,729
Stock-based compensation	831,046	411,192
Bad debt expense	—	29,839
Non-cash interest expense, debt discount	—	218,803
Amortization of original issue discount and debt restructuring fee	—	161,869
Amortization of right-of-use assets	126,529	—
Loss on extinguishment of debt	—	696,436
Change in fair value of derivative liabilities	—	(122,706)
Loss on disposal of asset	202	177
Other non-cash charges	463	(2,326)
Changes in operating assets and liabilities:
Accounts receivable	(1,281,989)	85,925
Inventories	52,734	(324,234)
Prepaid expenses and other current assets	(422,881)	30,020
Other assets	—	57,987
Accounts payable and accrued expenses	577,238	494,311
Operating lease liabilities	(51,462)	—
Deferred revenue	(2,512)	3,771
Other liabilities	(4,637)	165,889

Net cash used in operating activities	(7,719,162)	(7,878,816)

CASH USED IN INVESTING ACTIVITIES	(302,527)	(30,294)
CASH PROVIDED BY FINANCING ACTIVITIES	8,388,076	16,761,653
Effect of foreign exchange rate changes on cash	(890)	(417)

Net increase in cash, cash equivalents and restricted cash	365,497	8,852,126
Cash, cash equivalents and restricted cash, beginning of period	12,241,261	4,540,455

Cash, cash equivalents and restricted cash, end of period	$12,606,758	$13,392,581

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP net loss	$(2,057,022)	$(2,776,571)	$(7,639,131)	$(9,865,498)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense and other expense, net	4,055	29,915	10,193	254,039
Non-cash interest expense, debt discount	—	12,135	—	218,803
Loss on extinguishment of debt	—	189,155	—	696,436
Depreciation expense	36,910	26,707	95,238	79,729
Stock-based compensation	301,763	181,702	831,046	411,192
Change in fair value of derivative liabilities	—	(888)	—	(122,706)
Income tax expense	22,696	1,153	66,604	2,851

Adjusted EBITDA	$(1,691,598)	$(2,336,692)	$(6,636,050)	$(8,325,154)

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